THIS CONVERTIBLE DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES ACT OF ANY STATE. THIS CONVERTIBLE DEBENTURE HAS BEEN ISSUED IN RELIANCE ON THE EXEMPTIONS FROM REGISTRATION CONTAINED IN THE ACT AND IN THE SECURITIES ACTS OF APPLICABLE STATES AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO EFFECTIVE REGISTRATION UNDER SUCH ACTS OR IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACTS.

                             GTS DURATEK, INC.
                           CONVERTIBLE DEBENTURE


$10,000,000.00                                               November 7, 1995
                                                             Columbia, Maryland

          FOR VALUE RECEIVED, GTS DURATEK, INC., a Delaware corporation ("Duratek"), GENERAL TECHNICAL SERVICES, INC., a Maryland corporation ("GTS"), and GTS INSTRUMENT SERVICES INCORPORATED, a Maryland corporation ("GTSIS"), (Duratek, GTS and GTSIS are hereinafter collectively referred to as the "Borrower"), jointly and severally promise to pay to the order of BNFL Inc., a Delaware corporation (the "Holder"), the principal sum of TEN MILLION DOLLARS ($10,000,000) (the "Principal Amount"), pursuant to the terms and subject to the conditions set forth herein.

     The Holder agrees that the payment of principal, interest and all other fees and charges in connection with this Debenture is hereby expressly subordinated in right of payment to the prior payment of principal, interest and all other fees and charges in connection with any Senior Debt. For purposes of this Debenture, the term "Senior Debt" shall mean any indebtedness of the Borrower for money borrowed from banks, including without limitation First Fidelity Bank, N.A., or other institutional lenders, existing on the date hereof or hereafter created or incurred, which by its terms is senior to this Debenture and is secured by any of the assets of the Borrower; provided, however, that the Holder shall have the authority to negotiate in good faith and execute any documents required by the banks or institutional lenders in respect of such subordination.

     The following terms shall apply to this Debenture:

     Section 1. MATURITY DATE. Unless sooner paid in full, the Borrower promises to pay to the Holder the outstanding and unpaid balance of the Principal Amount, together with all accrued and unpaid interest thereon and any late charges, costs, expenses, fees and sums, in full on or before November 7, 2005 (the "Maturity Date"), unless the Holder has converted this Debenture into the Borrower's common stock pursuant to Section 11 below.

    SECTION 2. INTEREST RATE. From the date hereof until November 7, 2000 (the "Initial Period Termination Date," and such period shall be referred to as the "Initial Period"), interest shall accrue on the unpaid balance of the Principal Amount at the floating and fluctuating interest rate per annum equal to the one (1) year London Interbank Offered Rate ("LIBOR Rate") as quoted in the "Money Rates" column of the WALL STREET JOURNAL on the first business day of each calendar quarter or, if such day is not a business day or if the specified rate is not so quoted in the WALL STREET JOURNAL, then the next succeeding business day when such specified rate is quoted. The LIBOR Rate so quoted pursuant to the preceding sentence shall apply until the LIBOR Rate is determined at the beginning of the next succeeding calendar quarter. On the Initial Period Termination Date, all accrued and unpaid interest on the unpaid balance of the Principal Amount during the Initial Period shall be capitalized and thereafter treated as principal by adding such amount (the "Capitalized Interest Amount") to the unpaid balance of the Principal Amount, and the total of such unpaid balance of the Principal Amount plus the Capitalized Interest Amount is referred to herein as the "Adjusted Principal Balance," and the term "Principal Amount" shall be deemed to refer to the Adjusted Principal Balance at all times on and after the Initial Period Termination Date. From the Initial Period Termination Date until all sums due and owing hereunder have been paid in full, interest shall accrue upon the Adjusted Principal Balance at the LIBOR Rate. Interest shall be calculated on the basis of a three hundred sixty (360) day year applied to the actual number of days that the Principal Amount or the Adjusted Principal Balance, or any portion thereof, as the case may be, is outstanding. For purposes of this Debenture, the term "business day" shall mean any day, except a Saturday, Sunday or legal holiday, on which commercial banking institutions are open for business in the State of Maryland. Notwithstanding anything contained herein to the contrary, all interest shall compound annually.

     Section 3. PAYMENT. The Adjusted Principal Balance, along with accrued interest thereon, shall be paid in five (5) annual installments commencing on November 7, 2001 and continuing on the next four (4) anniversaries of such date, with the last such payment date being the Maturity Date (each such date shall be referred to as a "Payment Date"). The amount of such payment for the first four (4) Payment Dates shall be determined by the Borrower, in its sole discretion, provided that each such payment shall not be less than One Million Dollars ($1,000,000.00) and the amount of the fifth and final payment on the Maturity Date shall be equal to the outstanding and unpaid balance of the Adjusted Principal Balance together with all accrued and unpaid interest thereon, and any late charges, costs, expenses, fees and other sums due hereunder. If any amounts due under this Debenture are to be paid to the Holder on a day which is not a business day, then such amounts shall be due on the next following day which is a regular business day.

     Section 4. APPLICATION OF PAYMENTS. All payments made hereunder shall be applied first to late charges, costs, expenses, fees and other sums owing to the Holder, pursuant to this Debenture, next to accrued and unpaid interest, and then to the unpaid Principal Amount.

     Section 5. MANNER OF PAYMENT. All payments of the unpaid balance of the Adjusted Principal Balance and interest thereon, and all other sums due hereunder, shall be paid by wire transfer of immediately available funds, in lawful money of the United States of America, during regular business hours to such account in the United States as the Holder may at any time or from time to time designate in writing to the Borrower effective on five (5) days prior written notice to the Borrower.

     Section 6. EVENTS OF DEFAULT; ACCELERATION. Any time after the occurrence of an Event of Default (as hereinafter defined), the Holder may, in the Holder's sole and absolute discretion, declare the entire unpaid balance of the Principal Amount, plus accrued interest and other sums due hereunder, to be immediately due and payable. The occurrence of any of the following shall be an event of default ("Event of Default") hereunder: (i) the failure of the Borrower to pay Holder when due any amount due hereunder, and such failure to pay is not cured within seven (7) calendar days, or the breach of any other material provision of this Debenture that is not cured by the Borrower within twenty (20) calendar days of receipt of written notice of such breach provided by the Holder to the Borrower, (ii) the occurrence of a default under any Senior Debt instrument that is not waived by the senior lender thereunder or cured by the Borrower within thirty (30) calendar days after notice of the default by the holder of the Senior Debt, (iii) the filing of any petition under the U.S. Bankruptcy Code, in effect from time to time, or any similar Federal or state statute by or against the Borrower or the failure of the Borrower generally to pay its debts as such debts become due, (iv) the filing of an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of, the Borrower, or (v) the Borrower's liquidation, dissolution, termination of existence or cessation of the conduct of its business operations, or (vi) the material breach of the provisions of Article XII of the Teaming Agreement by and between Duratek and the Holder dated November 7, 1995 (the "Teaming Agreement").

     Section 7. DEFAULT INTEREST RATE. Upon the occurrence of, and during the continuance of, an Event of Default, the rate of interest accruing on the unpaid balance of the Principal Amount and accrued interest thereon, shall increase by the lesser of (i) two (2) percentage points per annum above the rate of interest otherwise applicable and (ii) the maximum amount permitted by law, independent of whether the Holder elects to accelerate the unpaid balance of the Principal Amount as a result of such Event of Default.

     Section 8. INTEREST RATE AFTER JUDGMENT. If judgment is entered against the Borrower on this Debenture, the amount of the judgment entered (which may include the Principal Amount, interest, default interest, late charges, fees, expenses and costs) shall bear interest at the lesser of (i) the highest rate authorized under this Debenture and (ii) the maximum amount permitted by law, as of the date of entry of the judgment.

     Section 9. EXPENSES OF COLLECTION. Should this Debenture be referred to an attorney for collection, and whether or not a suit has been filed, the Borrower shall pay all of the Holder's actual costs, fees (including reasonable attorney's fees) and expenses resulting from such referral.

     Section 10. WAIVER OF PROTEST. The Borrower, and all parties to this Debenture, whether maker, endorser, or guarantor, waive presentment, notice of dishonor and protest.

     Section 11.  CONVERSION OF DEBENTURE.

          11.1  RIGHT TO CONVERT.  Subject to the provisions of this Section
11.1 and upon compliance with the provisions of this Debenture, the Holder of this Debenture shall have the right (the "Conversion Right"), at the Holder's option, at any time from the date hereof until November 7, 2000 (the "Exercise Period") to cause the conversion of all, but not less than all, of the unpaid Principal Amount and all accrued interest thereon into a total of 1,381,575 fully paid and nonassessable shares of Common Stock (as defined below) of the Borrower, subject to adjustment pursuant to Section 11.5 below; provided, however, that should there be any substantial U.S. regulatory obstacle to the receipt by BNFL of all such shares, then BNFL shall be entitled to convert less than all of the unpaid Principal Amount and accrued interest thereon in order to receive the maximum number of shares in such conversion (the "First Conversion") as may be permitted notwithstanding such obstacle (the "Maximum Convertible Number"), and in such case, the remainder of the Principal Amount and accrued interest thereon not so converted shall be treated thereafter as follows: the outstanding principal due under this Debenture shall be reset, to be an amount (the "New Principal Amount") equal to (1) the Principal Amount plus accrued but unpaid interest immediately prior to the First Conversion, minus (2) the product of (x) the Principal Amount plus all accrued but unpaid interest immediately prior to the First Conversion, multiplied by (y) the Maximum Convertible Number, divided by (z) 1,381,575 (as such number may be adjusted pursuant to Section 11.5 hereof). In such event, interest shall accrue on the New Principal Amount and the Exercise Period will be extended until not later than the Maturity Date for the conversion of the New Principal Amount and all accrued and unpaid interest thereon, provided that the Holder will use its best efforts to eliminate such U.S. regulatory obstacle and to convert such New Principal Amount into Common Stock (also referred to herein as a "Conversion Right") as soon as legally practicable, and the conversion rights hereunder shall terminate 90 days after receipt of applicable regulatory approval if not previously exercised. If the New Principal Amount is not converted hereunder into shares of Common Stock prior to the Maturity Date, the Borrower shall pay in full the outstanding and unpaid balance of the New Principal Amount, together with all accrued and unpaid interest thereon and any late charges, costs, expenses, fees and sums in full on the Maturity Date. Following the exercise in full of the Conversion Right, the Holder shall have no further right to collect the Principal Amount or any accrued interest thereon.

          11.2 EXERCISE OF CONVERSION RIGHTS. In order to exercise the Conversion Right in accordance with Section 11.1, the Holder shall send notice of the exercise of such Conversion Right to the Borrower (the "Conversion Notice") and shall simultaneously present this Debenture, or an affidavit of loss with appropriate provision for indemnification by the Holder, to the Borrower at the office of the Borrower. As soon as practicable after the receipt of the Conversion Notice and the presentation of this Debenture (or such affidavit and indemnification), the Borrower shall issue and shall deliver to the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Debenture. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice and this Debenture (or such affidavit and indemnification) shall have been received by the Borrower, and at such time the rights of the Holder under this Debenture shall cease and the Holder shall be deemed to have become the registered owner of record of the shares represented thereby; provided however that should the Holder be able to convert only the Maximum Convertible Number, then the Holder shall continue to hold this Debenture until the earlier of (i) the time the Holder is able to convert (and does convert) the balance of this Debenture into shares of Common Stock, or (ii) the Maturity Date.

          11.3 NO FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Conversion Right. The number of shares so issued shall be only a whole number obtained by rounding up or down to the nearest whole number for any fractions resulting from the calculation of the number of shares to be delivered.

          11.4  NOTICE OF CERTAIN ACTIONS.  In case at any time:

               (a) the Borrower shall declare any dividend upon its common stock, $.01 par value per share (the "Common Stock"), payable in securities or make any special dividend or other distribution (other than a cash dividend to the holders of its Common Stock);

               (b) the Borrower shall offer for subscription pro rata to the holders of its Common Stock any additional securities of any class or other rights;

               (c) there shall be any capital reorganization, or reclassification of the capital stock of the Borrower (other than the conversion of the Borrower's outstanding 8% Cumulative Redeemable Preferred Stock), or consolidation or merger of the Borrower, or sale of all or substantially all its assets;

               (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Borrower; or

               (e) the Borrower shall enter into an agreement or adopt a plan for the purpose of effecting a consolidation, merger, or sale of all or substantially all of its assets;

then, in any one or more of said cases, the Borrower shall give written notice to the Holder of the date on which (i) the books of the Borrower shall close or a record shall be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the dates as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Borrower's transfer books are closed in respect thereto.

          11.5 ADJUSTMENT TO NUMBER OF SHARES ISSUED UPON EXERCISE OF CONVERSION RIGHT. In the event that the Borrower shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the aggregate number of shares of Common Stock into which this Debenture is convertible shall be proportionately adjusted as of the effective date of such event by multiplying the number of shares of Common Stock issuable upon the conversion of this Debenture by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately following such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior thereto.

          11.6 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Borrower's assets to another person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Borrower will make provisions to insure that the Holder will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of this Debenture, securities or assets as the Holder would have received in connection with such Organic Change if the Holder had converted this Debenture immediately prior to such Organic Change. The Borrower shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (of other than the Borrower) resulting from consolidation or merger or the corporation purchasing such assets assumes, by written instrument, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          11.7 RESERVATION OF SHARES. The Borrower shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of this Debenture as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of the Conversion Right. The Borrower covenants that all such Common Stock which shall be so issuable shall, upon the conversion of this Debenture as herein provided, be duly and validly issued and fully paid and nonassessable by the Borrower.

          11.8 REGISTRATION RIGHTS FOR ISSUED SHARES. Simultaneous with the issuance of the Common Stock upon the exercise by the Holder of the Conversion Right, the Borrower and the Holder shall enter into a registration rights agreement substantially in the form of the agreement attached hereto as EXHIBIT A.

          11.9 TAXES. The issuance of certificates for shares upon conversion of this Debenture shall be made without charge to the holder of this Debenture for any issuance tax in respect thereto.

     Section 12. MODIFICATION; WAIVER. No modification, change, waiver or amendment of this Debenture shall be effective unless in writing signed by the Holder and the Borrower. No delay on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver thereof, and no single or partial exercise of any such right or remedy shall preclude other or future exercise thereof, or the exercise of any other right or remedy. Waiver by the Holder of any default by the Borrower or any other party shall not constitute a waiver of any subsequent defaults, but shall be restricted to the default so waived. All rights and remedies of the Holder hereunder are irrevocable and cumulative, and not alternate or exclusive, and shall be in addition to all rights and remedies given in any other instrument or by any laws, whether now existing or hereafter enacted.

     Section 13. PROVIDING INFORMATION TO THE HOLDER. For as long as this Debenture is outstanding, the Borrower shall provide to the Holder annual audited and quarterly financial statements of the Borrower on a consolidated basis. This provision shall be deemed satisfied by the Borrower providing to the Holder its Annual Report on Form 10-K and its quarterly reports on Form 10-Q, for as long as the Borrower is required to file such reports pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), no later than the date such reports are made available to the public. If the Borrower is not required to file such report pursuant to the 1934 Act, the quarterly financial statements of the Borrower will be provided to the Holder within 45 days of the end of the quarter for which they relate and the annual audited financial statements of the Borrower will be provided to the Holder within 90 days of the end of the fiscal year to which they relate. The Borrower shall promptly provide to the Holder copies of any notices of default or notices indicating noncompliance with any terms of the Senior Debt that it receives from any holder of Senior Debt.

     Section 14. REPRESENTATIONS AND WARRANTIES OF GTS AND GTSIS.

          14.1 GTS hereby represents and warrants to the Holder as of the date hereof as follows:

          (i) GTS is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

          (ii) GTS has all requisite corporate power and authority to enter into this Debenture and carry out and perform its obligations hereunder.

          (iii) The execution, delivery and performance of this Debenture has been duly authorized and approved by all necessary corporate action and this Debenture, when duly executed and delivered by GTS, will constitute a valid and legally binding obligation of GTS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

          (iv) The execution and performance of this Debenture does not and will not (i) violate GTS's articles of incorporation or bylaws, or the terms of any judgment, decree or order of any court or administrative authority or the terms of any material agreement to which it is a party or by which it is bound or (ii) require the filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or third party, excluding those that have already been obtained prior to the date hereof.

          (v) There is no litigation, arbitration, mediation or other investigation or proceeding pending or, to the best of GTS's knowledge, threatened or in prospect, against GTS with respect to the transactions contemplated by this Debenture.

          14.2 GTSIS hereby represents and warrants to the Holder as of the date hereof as follows:

          (i) GTSIS is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

          (ii) GTSIS has all requisite corporate power and authority to enter into this Debenture and carry out and perform its obligations hereunder.

          (iii) The execution, delivery and performance of this Debenture has been duly authorized and approved by all necessary corporate action and this Debenture, when duly executed and delivered by GTSIS, will constitute a valid and legally binding obligation of GTSIS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

          (iv) The execution and performance of this Debenture does not and will not (i) violate GTSIS's articles of incorporation or bylaws, or the terms of any judgment, decree or order of any court or administrative authority or the terms of any material agreement to which it is a party or by which it is bound or (ii) require the filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any governmental authority or third party, excluding those that have already been obtained prior to the date hereof.

          (v) There is no litigation, arbitration, mediation or other investigation or proceeding pending or, to the best of GTSIS's knowledge, threatened or in prospect, against GTSIS with respect to the transactions contemplated by this Debenture.

     Section 15. RIGHT OF OFFSET. Notwithstanding anything herein to the contrary, in the event that the Holder has defaulted on its obligation to pay the Article XII and Non-Competition Fee (as defined in the Teaming Agreement), to Duratek pursuant to Article III of the Teaming Agreement, then the Borrower has the right to offset any amounts due to Holder hereunder until such time as the payment default with respect to the Article XII and Non-Competition Fee has been cured by the Holder or waived by the Borrower. The offset by the Borrower of any amounts due to Holder pursuant to this
Section 15 shall not constitute an Event of Default under Section 6 of this Debenture.

     Section 16. INVALIDITY OF ANY PART. If one or more provisions of this Debenture shall be found to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified consistent with the intent of the parties to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

     Section 17.  ASSIGNMENT.  This Debenture may not be
assigned by the Holder or the Borrower at any time, in whole or in part, without the approval of the other party.

     Section 18. TIME OF THE ESSENCE. Time is of the essence to this Debenture and to all obligations of the Borrower hereunder.

     Section 19. NOTICES. Except as otherwise expressly stated, all notices required to be given or which may be given under this Agreement shall be in writing and shall be deemed given upon the earlier of (i) when it is personally delivered, (ii) three (3) days after having been mailed by certified mail, postage prepaid, return receipt requested, (iii) two (2) days after having been sent by recognized overnight delivery service or (iv) one day after having been sent by facsimile transmission, addressed as follows:

     if to:

     (a) Borrower:

     GTS Duratek, Inc.
     8955 Guilford Road, Suite 200
     Columbia, Maryland 21046
     Attn: Robert E. Prince, President and Chief Executive Officer Telecopy No.: (301) 621-8211

     (b) Holder:

     BNFL Inc.
     9302 Lee Highway, Suite 950
     Fairfax, Virginia 22031
     Attn: K. Edward Newkirk, General Counsel
     Telecopy No.: (703) 359-0442

     Section 20. GOVERNING LAW. This Debenture is executed and delivered in, and shall be governed by and construed under the laws of, the State of Maryland. The Borrower and the Holder agree that all claims of any kind arising from or relating to this Debenture shall be brought in a court of competent jurisdiction in the State of Maryland and agree to the jurisdiction of the Maryland courts (including the Unites States District Court for the District of Maryland) in all such matters. Both the Borrower and the Holder waive all objections to venue.

     IN WITNESS WHEREOF, the Borrower has caused this Debenture to be executed in its name, under its seal, by its duly authorized officer on its behalf, the day and year first above written.


ATTEST:                               GTS DURATEK, INC.


/s/ Diane Brown                       By: /s/ Robert E. Prince
---------------------------------     ---------------------------------- (SEAL)
Diane Brown, Secretary                Robert E. Prince, President


ATTEST:                               GENERAL TECHNICAL SERVICES, INC.


/s/ Diane Brown                       By: /s/ Robert E. Prince
---------------------------------     ---------------------------------- (SEAL)
Diane Brown, Secretary                Robert E. Prince, President


ATTEST:                               GTS INSTRUMENT SERVICES, INC.


/s/ Diane Brown                       By:  /s/ Robert E. Prince
---------------------------------     ---------------------------------- (SEAL)
Diane Brown, Secretary                Robert E. Prince, President

                                 EXHIBIT A

                   FORM OF REGISTRATION RIGHTS AGREEMENT